U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: October 27, 2004



                              ZKID NETWORK COMPANY
             (Exact Name of registrant as specified in its Charter)




       Nevada                       0-29981                       91-2027724
----------------------        ------------------             ------------------
State of Incorporation        Commission File No.             I.R.S. Employer
                                                             Identification No.

666 Dundee Road, #705,   Northbrook, IL            60062
----------------------------------------           -----

(Address of principal executive offices)         (Zip Code)



Registrant's telephone number,(   847   )    509    -   4200
                               ---------  ---------   ---------




                     (Registrant's former name and address)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 7.01         Regulation FD Disclosure

         On October 27, 2004, we issued a press release concerning a financing commitment for $2.2 Million Dollars. A copy of the press release is furnished as an exhibit to this Current Report.

         In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached exhibit will be deemed to be "furnished" and not deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act").

Item 8.01         Other Events

(1) On October 6, 2004, we entered into a term sheet regarding a $2.2 Million Dollar financing arrangement with La Jolla Cove Investors, or one of its affiliates ("La Jolla"). The following is a short summary of the material terms of the financing arrangement:

               o ZKid would issue a $200,000 convertible debenture which would bear interest at 7 3/4% per year, mature two years from the date of issuance and would be convertible into Zkid's common stock at La Jolla's option.
               o ZKid would receive $100,000 at the closing, $50,000 on the effective date of the registration statement described below and $50,000 would be applied to fees and expenses associated with such registration statement.
               o The conversion price for the debenture would be the lesser of (a) $0.20 and (b) 80% of the average of the three lowest volume weighted average prices during the 20 trading days prior to the conversion.
               o La Jolla would be required to convert an aggregate of at least 5%, but not more than 15%, of the original principal amount of the debenture on a monthly basis.
               o La Jolla would also receive a warrant to purchase 2,000,000 shares of ZKid's common stock at an exercise price of $1.00 per share. Upon any conversion of the debenture, La Jolla would be required to exercise the warrant for shares of ZKid's common stock equal to ten times the dollar amount of the debenture being converted.
               o ZKid would have the right to redeem the debenture at par at such time as the principal amount of the debenture is less than $100,000.
               o ZKid would be required to file a registration statement within 30 days after the closing of the financing to register the number of shares of common stock anticipated to be issued pursuant to the financing. Failure to do so would constitute a default under the debenture.
               o The closing of the financing is contingent upon ZKid and La Jolla executing definitive agreements mutually acceptable to the parties. The parties anticipate that this will occur within 30 days following the signing of the term sheet.

(2) As previously reported in our 2003 Annual Report, the Securities & Exchange Commission (the "SEC") had filed a Complaint against Jon A. Darmstadter relating to The Children's Beverage Group, Inc. On September 22, 2004, the United States District Court for the Northern District of Illinios entered by consent, a Final Judgment and Order of Permanent Injunction and other relief against Jon A. Darmstadter in that case. Mr. Darmstadter consented to the entry of the Judgment without admitting or denying the allegations of the Complaint, except as to the court's jurisdiction; waived findings of fact and conclusions of law; and waived any right to appeal the Final Judgement. The Complaint alleged that he made unauthorized transfers and sales of unregistered Children's Beverage Group stock and violated of the anti-fraud provisions of the federal securities laws. The SEC had alleged that from July 1998 through February 1999, that Mr. Darmstadter transferred unregistered Children's Beverage Group stock into and out of the brokerage account of one of his employees, without the employee's knowledge or consent. Additional information is available from the SEC in Litigation Release No. 18916 dated October 1, 2004.

         Mr. Darmstadter was the former Zkid CEO and board director who resigned from Zkid on May 27, 2004. Mr. Darmstadter is considered an affiliate of Zkid because he owns in excess of ten percent of the issued and outstanding common stock of our company.

Item 9.01         Financial Statements and Exhibits

(c) Exhibits

         In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached exhibit will be deemed to be "furnished" and not deemed to be "filed" for the purposes of Section 18 of the Exchange Act.

Exhibit Number                      Description
--------------                      -----------

99.1                      Press Release dated October 27, 2004


SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     ZKID NETWORK COMPANY
Dated: October 27, 2004

                                                     /s/ Mitchell Lederer
                                                     --------------------
                                                     By: Mitchell Lederer
                                                     Title: CEO